EXHIBIT 99.1

Itron Names Scott Drury, Former Utility CEO, to Board

LIBERTY LAKE, Wash., Aug. 21, 2025 (GLOBE NEWSWIRE) -- Itron, Inc. (NASDAQ: ITRI), which is innovating new ways for utilities and cities to manage energy and water, announced the appointment of Scott Drury, former chief executive officer of Southern California Gas Company, to its board of directors, effective immediately.

With more than 35 years of experience in the electric and natural gas industry, Drury is a former utility CEO with deep expertise in leading large-scale transformation and enhancing shareholder value. Most recently, he served as CEO of North America’s largest natural gas utility, Southern California Gas, where he doubled the utility’s net income, earned national recognition for innovation and advanced clean energy commitments. Prior to that, he was president of San Diego Gas & Electric, where he spent over three decades working in nearly every part of the business including supply chain, transmission & distribution and operations.

“Scott’s proven track record of operational excellence, financial acumen, board collaboration and effective risk management highlights his exceptional alignment with Itron’s board of directors,” said Diana Tremblay, chair of Itron’s board of directors.

“The Itron Board looks forward to collaborating with Scott to advance our strategic priorities and drive the business forward,” said Tom Deitrich, Itron’s president and CEO. “Scott’s decades of utility leadership, including the past two as an Itron customer, brings invaluable insight into the challenges and opportunities our customers face. His perspective will be instrumental to our organization as we work to help our customers solve their business needs.”

“I am excited to join Itron’s board of directors and provide my industry experience to help shape innovative, forward-looking strategies that contribute to the long-term success for Itron and its customers,” said Drury.

About Itron

Itron is transforming how the world manages energy, water and city services. Our trusted intelligent infrastructure solutions help utilities and cities improve efficiency, build resilience and deliver safe, reliable and affordable service. With edge intelligence, we connect people, data insights and devices so communities can better manage the essential resources they rely on to live and thrive. Join us as we create a more resourceful world: www.itron.com.

Itron® and the Itron Logo are trademarks of Itron, Inc. in the United States and other countries and regions. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

For additional information, contact:

Itron, Inc.

Alison Mallahan
Senior Manager,
Corporate Communications
(509) 891-3802
pr@itron.com

Paul Vincent
Vice President, Investor Relations
512-560-1172
Investors@itron.com